Ex 99.1



                  Investor Contact:                  Media Contact:
                  Meredith Mendola                   Nicole Rowe
                  781-370-6151                       781-370-6369
                  mmendola@ptc.com                   nrowe@ptc.com


         PTC Expects Fiscal 2006 Fourth Quarter and Full Year Results to
                                 Exceed Targets

  - Company Expects to Deliver Year-over-Year Fourth Quarter Revenue Growth of
                 26% and Earnings Growth of approximately 50% -

NEEDHAM, Mass., October 9, 2006 - PTC (Nasdaq: PMTC), the Product Development Company(TM), today announced that it expects its financial results for the fiscal 2006 fourth quarter and full year ended September 30, 2006 to exceed its earlier guidance.

"We delivered revenue and earnings well beyond our targets this quarter," said
C. Richard Harrison, president and chief executive officer. "We are succeeding through the combination of our powerful, single software platform and expert sales and services professionals that enable customers to realize value throughout their product development processes."

Based on preliminary, unaudited data for the fourth quarter of 2006, PTC now expects to report:
     o Total fourth quarter revenue of approximately $245 million, exceeding the Company's prior guidance of $217 million to $225 million for the quarter. Fourth quarter revenue included two transactions in excess of $5 million each.
     o Total revenue for the full year of approximately $854 million, or about 18% growth year over year.
     o Fourth quarter earnings per share on a GAAP basis of approximately $0.22 to $0.24, and earnings per share on a non-GAAP basis of $0.35 to $0.37. PTC had previously provided guidance of $0.15 to $0.19 for fourth quarter GAAP EPS and $0.26 to $0.30 for fourth quarter non-GAAP EPS.
     o Full-year earnings per share on a GAAP basis of approximately $0.53 to $0.55, and earnings per share on a non-GAAP basis of $0.97 to $0.99. PTC had previously provided guidance of $0.46 to $0.50 for full year GAAP EPS and $0.88 to $0.92 for full year non-GAAP EPS.

Our expected non-GAAP earnings per share for the fourth quarter of fiscal 2006 exclude stock-based compensation cost of approximately $0.10 per share and amortization of acquisition-related intangible assets of approximately $0.03 pe share. Our expected non-GAAP earnings per share for the full year of fiscal 2006 exclude stock-based compensation cost of approximately $0.35 per share, amortization of acquisition-related intangible assets of approximately $0.09 per share, a write-off of in-process research and development of $0.02 per share, a net restructuring charge of $0.05 per share, and the related tax effect (benefit) of these items of ($0.02) per share, as well as a one-time tax item (benefit) of ($0.05) per share.

Update on Review of Stock Option Grant Practices
In our most recent 10-Q filed with the U.S. Securities and Exchange Commission, we announced that we had commenced a review of our historic stock option grant practices under the supervision of our Audit Committee. We have substantially completed our review. Our review did not identify any stock option grants that involved the intentional selection of an earlier effective date in order to offer a more favorable exercise price. Our review did identify some stock option grants, substantially all of which were made to non-executive employees, where all of the prerequisites for completing an option grant were not completed at the time of grant, resulting in financial accounting measurement dates for those grants that differ from the stated grant dates. As a result of such differences, the Company identified errors, related primarily to fiscal 2002 and prior periods, that are not material to its reported results for prior and current periods and do not require restatement of those results.

Based on the results of our review, PTC expects to record in the fourth quarter of fiscal 2006 a non-cash, stock-based compensation charge of approximately $2.3 million to correct these prior-period errors. This charge is included in the GAAP earnings per share expectations described above for the fourth quarter and full year 2006. We are continuing to provide information on an informal basis to the staff of the Securities and Exchange Commission, and our review of stock option grants will conclude when that process is complete.

Fiscal Year 2007 Financial Targets
PTC also announced financial targets for fiscal 2007. PTC expects revenue of approximately $940 million and GAAP earnings per share of approximately $0.71 to $0.76. On a non-GAAP basis, PTC expects earnings per share of approximately $1.15 to $1.20. PTC expects first quarter fiscal 2007 revenue of approximately $215 million to $220 million. PTC expects first quarter fiscal 2007 GAAP earnings per share of approximately $0.09 to $0.11, and non-GAAP earnings per share of approximately $0.19 to $0.21.

Our expected non-GAAP EPS for the first quarter and full year of fiscal 2007 exclude stock-based compensation cost of approximately $0.08 and $0.33 per share, respectively, and amortization of acquisition-related intangible assets of approximately $0.03 and $0.11 per share, respectively.

"We are excited about the momentum we are generating in the market today," continued placeHarrison. "Our revenue target of $940 million for fiscal 2007 represents 10% year-over-year organic growth, which is consistent with our organic growth for fiscal 2006, excluding revenue transactions in excess of $5 million. Additionally, we remain confident in our ability to drive further operating margin improvements on our path toward achieving our longer-term financial goals."

PTC will provide additional commentary on its fiscal 2007 outlook upon reporting final results for the fourth quarter and fiscal year 2006.

Earnings Call Webcast
PTC expects to announce final results for the fourth quarter and fiscal year 2006 on Wednesday, November 1, 2006 before the market opens. On that day at 10 a.m. ET, the Company will hold a conference call and live webcast to discuss its results and provide an outlook update (the earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site). To access the live webcast, please visit www.ptc.com/for/investors.htm. To access the live call, please dial 888-566-8560 (in the U.S.) or +1-517-623-4768 (international).
Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on November 6, 2006. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 203-369-3183.

Important Information about Non-GAAP References
References by PTC to non-GAAP operating costs and non-GAAP earnings per share refer to costs and expenses or earnings per share excluding stock-based compensation cost, amortization of acquisition-related intangible assets, in-process research and development write-offs associated with acquisitions, restructuring charges, and their related tax effects, as well the effect of one-time tax items, if any. GAAP requires that these costs and charges be included in costs and expenses and accordingly used to determine operating income (loss) and earnings per share. PTC's management uses non-GAAP operating costs, and associated non-GAAP net income (which is the basis for non-GAAP earnings per share) to make operational and investment decisions, and PTC believes that they are among several useful measures for an enhanced understanding of our operating results for a number of reasons.

First, excluding the stock-based compensation cost from GAAP operating income enables management and investors to perform a meaningful comparison of PTC's operating results to prior periods. In these prior periods, PTC's GAAP financial results reflected minimal stock-based compensation because the value of stock-based awards was determined using a method other than as prescribed in SFAS 123(R); whereas, upon adoption of SFAS 123(R), stock-based compensation is determined using a fair value method and such expenses are now distributed among the functional expense line items in the GAAP presentation. Second, although PTC undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, PTC allocates these grants and measures them at the corporate level. Management excludes their financial statement effect when planning or measuring the periodic financial performance of PTC's functional organizations since they are episodic in nature and unrelated to our core operating metrics. Likewise, we believe that excluding items such as in-process R&D write-offs and amortization of intangible assets associated with acquisitions, or restructuring charges that are not directly attributable to our ongoing operations and that do not generally fluctuate in correlation with periodic performance, provides investors with information that helps to compare period-over-period operating performance by highlighting the effect of the acquisitions or restructuring activities on our results of operations. In addition, PTC's management excludes the financial statement effect of these items in creating operating budgets for PTC's functional business units and in evaluating and compensating employees due to the fact that it is difficult to forecast these expenses. Lastly, we believe that providing non-GAAP earnings per share affords investors a view of earnings that may be more easily compared to peer companies and enables investors to consider PTC's earnings on both a GAAP and non-GAAP basis in periods when PTC is engaged in acquisition activities or undertaking non-recurring activities.

PTC believes these non-GAAP measures will aid investors' overall understanding of PTC's results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how PTC plans and measures its own business. However, non-GAAP net income (loss) should be construed neither as an alternative to GAAP net income
(loss) or earnings (loss) per share as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on PTC's results of operations. Therefore, management uses, and investors should use, non-GAAP measures in conjunction with our reported GAAP results.

About PTC
PTC (Nasdaq: PMTC) provides leading product lifecycle management (PLM), content management and dynamic publishing solutions to more than 40,000 companies worldwide. PTC customers include the world's most innovative companies in manufacturing, publishing, services, government and life sciences industries. PTC is included in the S&P 500 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.

This news release contains forward-looking statements concerning our expected operating results for the fourth quarter and fiscal year 2006, the amount of stock-based compensation expense we expect to result as a result of our review of historical stock option grants and the timing of that expense, and our expectations concerning fiscal 2007 revenue and earnings. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including: the Company's operating results for the fourth quarter of fiscal 2006 remain subject to audit by our independent auditors and could change; our review of historical stock option grants is not yet final and the timing and amount of the stock-based compensation charge could change; our revenue and earnings may not continue to grow at recent rates, which could result in revenue and earnings below our expectations; and other risks and uncertainties described in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.